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                                                                    EXHIBIT 99.1

(BELDEN LOGO)                                         Belden Inc.
                                                      7701 Forsyth Boulevard
                                                      Suite 800
                                                      St. Louis, Missouri 63105
                                                      (314) 854-8000


linking people and technology
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NEWS RELEASE
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FOR IMMEDIATE RELEASE

April 24, 2003

                      BELDEN RELEASES FIRST QUARTER RESULTS

Belden Inc. (NYSE:BWC), a leading manufacturer of wire and cable products for the electronics and communications markets, today released financial results for the quarter ended March 31, 2003. Sales for the quarter were $196.3 million, compared with sales of $207.1 million in the first quarter of 2002. The Company posted a loss of $0.09 per share fully diluted, compared with a profit of $0.05 per share in the year-ago quarter.

Cash from operations in the quarter was $16.7 million, and the Company's cash increased to $30.9 million from $19.4 million at year-end. Total debt net of cash was 36.0 percent of total capitalization, down from 39.7 percent a year earlier.

"These results reflect the fact that, while our electronics markets continue to be relatively stable, the communications market is still weakening and has been very difficult for us to forecast," said C. Baker Cunningham, Chairman of the Board, President, and Chief Executive Officer. "This further weakness in our communications segment put us into an overall loss for the quarter. The strategic actions we announced earlier this year, including the closing of the Kingston, Ontario, communications plant, adjustments to our product line, and rationalization of some of our capacity outside the United States, are all on track and should provide significant savings in the second half of the year.

"The strength of our product line continues to be unmatched," Mr. Cunningham continued. "The easy-to-install Banana-Peel(TM) cable we introduced last year as part of our HomeChoice(TM) line for residential networks has been awarded the Consumer Electronics Association Mark of Excellence. One of our valued distribution partners, Anixter, introduced a new CCTP(TM) (Closed-Circuit over Twisted Pairs) video surveillance system, which incorporates a special configuration of Belden Bonded-Pairs cables. This product has been named the Best New Technology by Government Computer News Magazine, a trade publication focusing on the government market. Innovative products such as these, which serve emerging applications, are what distinguishes Belden."


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                               ELECTRONICS SEGMENT

Revenues of the Electronics Segment were $137.0 million in the first quarter of 2003, flat compared with year-ago sales, helped in part by foreign currency translation. Sales in the industrial automation and security markets were better year over year; entertainment and OEM about flat; data networking and CATV were lower.

The segment's operating profit was $7.0 million, or 5.0 percent of sales, up slightly from the prior year. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $12.6 million or 9.1 percent of sales, compared with $13.1 million or 9.4 percent of sales in the first quarter of 2002.

"As part of the rationalization of our production capacity announced earlier this year, we are in the process of closing our manufacturing facilities in Australia and Germany," said Mr. Cunningham. "We expect to complete the closure of Australia by mid-year and Germany by the end of the year. These actions should yield annual savings in excess of $7 million."

                             COMMUNICATIONS SEGMENT

Communications Segment revenues were $59.3 million, 15.4 percent lower than first-quarter 2002 revenues of $70.1 million, due to lower demand from major communications customers. Sales were down more than 25% year over year excluding $7.1 million of revenues in the quarter from the Kingston, Ontario, communications cable plant acquired on October 31, 2002. As previously disclosed, the Kingston plant will cease production by the end of June 2003 and will be vacated by the end of September. Customer orders formerly served by Kingston are being transferred to other plants.

The Communications Segment had an operating loss of $4.3 million for the quarter, compared with year-ago operating income of $1.7 million. EBITDA was a negative $0.9 million in the first quarter of 2003 compared with $5.0 million in the prior year. These negative comparisons are primarily due to:

     o    lower sales,

     o    underutilization of capacity,

     o    negative pricing in the spot market, and

     o prior-year inclusion of a $1.1 million benefit from the previously disclosed Sumitomo copper settlement.

"The deep cuts by the major communications companies in their spending on copper cable continue to challenge us," Mr. Cunningham said. "We reduced our headcount in the Communications Segment by an additional 130 people, or more than 10 percent, in the first quarter, as we try to match production with the falling demand. A further reduction of 100 people will occur by the end of June as we cease production in Kingston."

                                     OUTLOOK

"In our second quarter, we expect to see a seasonal improvement in revenue in both segments of the business," Mr. Cunningham said. "But a significant part of our Communications Segment


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will still be operating below the breakeven point. We will attempt to speed up our cost reduction activities to help us move to breakeven, but realistically it is likely that we will post a moderate loss in the second quarter," he concluded.

The statements set forth under "Outlook" and any statements in this release other than historical facts are "forward-looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ significantly from these expectations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, and disclaims any obligation to do so. Some of the factors that may cause actual results to differ from the Company's expectations include demand for the Company's products, the ability to accomplish announced plant closures in a timely manner, changes in the cost of raw materials, reliance on large customers, changes in foreign currency exchange rates, war, terrorism, and unexpected events. For a more complete discussion of factors that might cause the Company's results to differ from management's expectations, please see Belden's 2002 annual report on form 10-K.

Belden is LINKING PEOPLE AND TECHNOLOGY by designing, manufacturing, and marketing wire, cable, and fiber optic products for the electronic, electrical and communications markets worldwide. To obtain additional information, visit Belden's website at www.belden.com or contact us at the phone number below.

CONTACT:  Dee Johnson, Director, Investor Relations
          314-854-8054

Following are comparative consolidated income statements for the three-month periods ended March 31, 2003 and March 31, 2002, segment information for the same periods, and consolidated balance sheets as of March 31, 2003, and December 31, 2002.


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BELDEN INC.

CONSOLIDATED INCOME STATEMENTS

Three Months Ended March 31,                                    2003          2002
----------------------------                                 ---------     ---------
(in thousands, except per share data)
(unaudited)
Revenues                                                     $ 196,309     $ 207,075
Cost of sales                                                  169,277       174,602
                                                             ---------     ---------
    Gross profit                                                27,032        32,473
Selling, general and administrative expenses                    27,198        26,892
Other operating earnings                                            --            --
                                                             ---------     ---------
    Operating earnings/(loss)                                     (166)        5,581
Interest expense                                                 3,214         3,836
                                                             ---------     ---------
    Income/(loss) before taxes                                  (3,380)        1,745
Income tax (benefit)/expense                                    (1,082)          576
                                                             ---------     ---------
    Net income/(loss)                                        $  (2,298)    $   1,169
                                                             ---------     ---------
Basic earnings/(loss) per share                              $    (.09)    $     .05
                                                             ---------     ---------
Diluted earnings/(loss) per share                            $    (.09)    $     .05
                                                             ---------     ---------
Weighted average number of common shares and equivalents:

    Basic                                                       25,193        24,707
    Diluted                                                     25,193        24,983
                                                             ---------     ---------


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BELDEN INC.

SEGMENT INFORMATION

(in thousands)
(unaudited)

THREE MONTHS ENDED MARCH 31, 2003


                                ELECTRONICS     COMMUNICATIONS         OTHER               TOTAL
                              --------------    --------------     --------------     --------------
EXTERNAL CUSTOMER REVENUES    $      137,039    $       59,270     $           --     $      196,309
AFFILIATE REVENUES                     2,124               479             (2,603)                --
                              --------------    --------------     --------------     --------------
TOTAL REVENUES                $      139,163    $       59,749     $       (2,603)    $      196,309
                              ==============    ==============     ==============     ==============
OPERATING EARNINGS/(LOSS)     $        6,976    $       (4,329)    $       (2,813)    $         (166)
                              ==============    ==============     ==============     ==============


THREE MONTHS ENDED MARCH 31, 2002

                                Electronics     Communications         Other               Total
                              --------------    --------------     --------------     --------------
External customer revenues    $      137,018    $       70,057     $           --     $      207,075
Affiliate revenues                     2,334               671             (3,005)                --
                              --------------    --------------     --------------     --------------
Total revenues                $      139,352    $       70,728     $       (3,005)    $      207,075
                              ==============    ==============     ==============     ==============

Operating earnings/(loss)     $        6,818    $        1,671     $       (2,908)    $        5,581
                              ==============    ==============     ==============     ==============



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BELDEN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                   MARCH 31,      December 31,
                                                                     2003             2002
                                                                 ------------     ------------
(in thousands)                                                    (UNAUDITED)
ASSETS
Current assets
    Cash and cash equivalents                                    $     30,901     $     19,409
    Receivables                                                       111,006          109,180
    Inventories                                                       157,540          159,817
    Income taxes receivable                                             1,945            2,428
    Deferred income taxes                                              15,392           15,097
    Other current assets                                                6,143            7,818
                                                                 ------------     ------------
       Total current assets                                           322,927          313,749
Property, plant and equipment, less accumulated depreciation          333,406          337,196
Goodwill and other intangibles, less accumulated amortization          79,553           79,588
Other long-lived assets                                                 8,727           13,006
                                                                 ------------     ------------
                                                                 $    744,613     $    743,539
                                                                 ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities                     $    127,512     $    124,968
    Income taxes payable                                                   --               --
                                                                 ------------     ------------
       Total current liabilities                                      127,512          124,968
Long-term debt                                                        202,648          203,242
Postretirement benefits other than pensions                            10,646           10,732
Deferred income taxes                                                  71,835           71,470
Other long-term liabilities                                            26,630           25,932
Stockholders' equity
    Preferred stock                                                        --               --
    Common stock                                                          262              262
    Additional paid-in capital                                         40,035           40,917
    Retained earnings                                                 299,340          302,900
    Accumulated other comprehensive loss                              (17,521)         (17,859)
    Unearned deferred compensation                                     (2,908)          (2,014)
    Treasury stock                                                    (13,866)         (17,011)
                                                                 ------------     ------------
       Total stockholders' equity                                     305,342          307,195
                                                                 ------------     ------------
                                                                 $    744,613     $    743,539
                                                                 ============     ============